Third Quarter Report - 2019

Dear Fellow Shareholders:
It is with great pleasure that I share our third quarter 2019 financial results. Net income for the third quarter of 2019 grew 3% to $14.5 million over the third quarter of 2018, and for the first nine months of 2019 net income grew 7% to $42.0 million over the same period in 2018. Earnings per diluted share for the three and nine months ended September 30, 2019 was $0.94 and $2.70, respectively, representing a 4% and 8% increase over the same periods last year.
Based on our consistently strong performance and the confidence we have in our business going forward, year-to-date we returned over $17 million of capital to our shareholders through the repurchase of 404,213 shares, and we paid nearly $14 million of dividends.
Quarterly Financial Performance. Our third quarter 2019 financial performance was in large part driven by our ability to grow deposits while facing pressure from the interest rate environment. Lower interest rates have placed downward pressure on net interest income; however, our consistent focus on checking, savings and money market deposits has helped protect net interest income in this turbulent environment. Third quarter 2019 net interest income increased 5% over the third quarter 2018, as average core deposits grew by 16%, which outpaced average loan growth of 8% over the same period. This allowed us to fund asset growth more efficiently and limit net interest margin compression to 5 basis points over this period to 3.09% for the third quarter of 2019.
When comparing the third quarters of 2019 and 2018, non-interest income grew 3%, representing 25% of our total revenues for the third quarter of 2019 and 2018. Non-interest expense also increased 3% between the quarters due to technology-related expenses and a 4% increase in compensation. For the third quarter of 2019, our efficiency ratio improved to 55.32%, compared to 57.33% for the third quarter of 2018.
Asset quality remains strong, with non-performing loans accounting for 0.43% of total loans at the end of the third quarter of 2019, compared to 0.65% at the end of the third quarter of 2018. Non-performing assets were 0.30% of total assets at September 30, 2019, compared to 0.46% a year ago. Net charge-offs in the third quarter of 2019 were slightly higher at 0.16% of average loans when compared to 0.07% of average loans in the third quarter of 2018. The increase was primarily the result of two residential mortgage loans, previously on non-accrual status, that were charged off in the third quarter of 2019.
2020 and Beyond. Looking ahead to January 1, 2020, a new accounting rule for loan loss reserves, known as “CECL,” is scheduled to go into effect for larger public companies, including Camden National. CECL presents a significant accounting change for financial institutions. Recently, the Financial Accounting Standards Board pushed the CECL implementation date out several years for certain smaller publicly-traded and private companies, including many other local financial institutions. Although we did not agree with the delayed implementation for certain companies, Camden National will be prepared to adopt CECL on January 1, 2020.
At September 30, 2019, shareholders’ equity totaled $472 million, and our tangible common equity to total asset ratio was 8.44%. Our strong capital position enables us to grow the organization and return capital to shareholders through stock repurchases and dividends, while remaining flexible during economic uncertainty.
Accomplishments and Recognitions. We are proud to share that the Federal Deposit Insurance Corporation (FDIC) recently reported in its “Summary of Deposits” that, as of June 30, 2019, Camden National Bank had 11.38% deposit market share in Maine, the second highest in our state and the highest of any Maine-based community bank.
Recently, Sandler O’Neill, an investment bank, included Camden National Corporation in its “Bank & Thrift Sm-All Star” list of 30 banks in our market capitalization range. As the only New England based organization named to this prestigious group, we are proud to be recognized as one of the highest-performing, highest-potential institutions.
In September, we held our annual employee recognition event to celebrate the accomplishments, professional growth, and impressive dedication of our employees. With teams coming from near and far, participation at the event increases each year. We awarded 14 individuals for outstanding service, innovation, and team work. I want to express my sincere gratitude to all of our employees whose efforts directly benefit our customers, communities, and owners.
It is with equal importance that I express my gratitude to our owners, the shareholders of Camden National Corporation, who share our passion for community banking and long-term financial performance.
Sincerely,
Gregory A. Dufour
President and Chief Executive Officer

Financial Highlights (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except per share data)	2019	2018	2019	2018
Earnings and Dividends
Net interest income	$31,923	$30,423	$95,391	$88,806
Provision for credit losses	730	354	2,647	840
Non-interest income	10,739	10,392	30,165	28,697
Non-interest expense	23,748	23,166	70,489	68,365
Income before taxes	18,184	17,295	52,420	48,298
Income taxes	3,696	3,238	10,455	9,204
Net income	$14,488	$14,057	$41,965	$39,094
Diluted earnings per share	$0.94	$0.90	$2.70	$2.50
Cash dividends declared per share	0.30	0.30	0.90	0.85
Performance Ratios
Return on average assets	1.29%	1.34%	1.28%	1.27%
Return on average equity	12.26%	13.44%	12.32%	12.83%
Net interest margin (fully-taxable equivalent)	3.09%	3.14%	3.13%	3.11%
Efficiency ratio[1]	55.32%	57.33%	55.82%	58.14%
Balance sheet (end of period)
Investments			$926,444	$887,835
Loans and loans held for sale			3,127,083	2,919,001
Allowance for loan losses			25,688	23,526
Total assets			4,520,315	4,189,745
Deposits			3,617,963	3,220,755
Borrowings			342,459	479,498
Shareholders' equity			471,672	415,686
Book Value per Share and Capital Ratios
Book value per share			$30.98	$26.67
Tangible book value per share[1]			24.52	20.31
Tangible common equity ratio[1]			8.44%	7.74%
Tier I leverage capital ratio			9.39%	9.42%
Total risk-based capital ratio			13.97%	14.55%
Asset Quality
Allowance for loan losses to total loans			0.83%	0.81%
Net charge-offs to average loans (annualized)			0.07%	0.07%
Non-performing loans to total loans			0.43%	0.65%
Non-performing assets to total assets			0.30%	0.46%
1 This is a non-GAAP measure. A reconciliation of non-GAAP to GAAP financial measures can be found in the Company's earnings release dated and filed with the SEC on October 29, 2019.

A complete set of financial statements for Camden National Corporation may be obtained upon written request to Camden National Corporation, P.O. Box 310, Camden, Maine 04843.